EXHIBIT 3.9

STATE OF DELAWARE
AMENDMENT TO THE CERTIFICATE OF
LIMITED PARTNERSHIP

The undersigned, desiring to amend the Certificate of Limited Partnership pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST:        The name of the Limited Partnership is C/R Gas Storage Canada, L.P.

SECOND:           Article 1 of the Certificate of Limited Partnership shall be amended as follows: “1. Name.  The name of the limited partnership is Niska Gas Storage Canada, L.P.

IN WITNESS WHEREOF, the undersigned has executed this Amendment to the Certificate of Limited Partnership on this 18th day of April, 2006.

C/R Gas Storage Canada GP, LLC

By:	/s/ Ramey Layne
Ramey Layne
Authorized Person